SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WellPoint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April __, 2007

To Our Shareholders:

The Board of Directors joins me in extending to you a cordial invitation to attend the 2007 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”). The meeting will be held at WellPoint, Inc.’s principal executive offices at 120 Monument Circle, Indianapolis, Indiana, at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 16, 2007.

In addition to voting on the matters described in this Proxy Statement, we will review the Company’s 2006 business results and discuss our plans for 2007 and beyond. There will be an opportunity to discuss matters of interest to you as a shareholder.

We hope many of our shareholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. If you are unable to attend, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR YOU CAN VOTE THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. No postage is necessary if the envelope is mailed in the United States. The prompt return of your proxy card or submission of your vote through the Internet or by telephone will save the expense involved in further communications. Any shareholder who attends the meeting may vote in person, even if he or she has returned a proxy card or voted through the Internet or by telephone.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a bank or your broker, please obtain a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

LARRY C. GLASSCOCK Chairman of the Board, President and Chief Executive Officer

WELLPOINT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2007

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time, on Wednesday, May 16, 2007

PLACE	WellPoint, Inc. 120 Monument Circle Indianapolis, Indiana 46204

ITEMS OF BUSINESS

(1)    To elect six members of the Board of Directors for three-year terms.

(2)    To approve majority voting for the election of directors in non-contested elections.

(3)    To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2007.

(4)    To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on March 15, 2007.

ANNUAL REPORT	Our 2006 Summary Annual Report, which is not a part of the proxy solicitation material, and our 2006 Annual Report on Form 10-K, which is our Annual Report to Shareholders, are enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card sent to you. You also have the option of voting your shares through the Internet or by telephone. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying Proxy Statement. If you vote through the Internet or by telephone, you do not need to return your proxy card.

By Order of the Board of Directors

Nancy L. Purcell Secretary

i

ii

iii

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

PROXY STATEMENT

Annual Meeting of Shareholders

May 16, 2007

Purpose

This proxy statement is being furnished to shareholders on or about April __, 2007 in connection with a solicitation by the Board of Directors of WellPoint, Inc. (“WellPoint”, the “Company”, “we”, “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 10:00 a.m., Eastern Daylight Time, Wednesday, May 16, 2007, at our principal executive offices at 120 Monument Circle, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 9:00 a.m., Eastern Daylight Time.

Record Date, Quorum and Vote Required

Record Date

At the close of business on March 15, 2007, the record date for the annual meeting, there were                      shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum

In order for business to be conducted at the annual meeting, a quorum must be present. A quorum will be present if 25% of the votes entitled to be cast on a matter are represented in person or by proxy.

Vote Required

You will have one vote for each share held. Proposal 1, election of directors, will be determined by the vote of a plurality of the votes cast on such election. Each of Proposal 2, the approval of majority voting for the election of directors in non-contested elections, and Proposal 3, the ratification of the appointment of our independent registered public accounting firm, will be approved if the votes cast for the respective proposal exceed the votes cast against the proposal.

Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in the votes cast on any of the proposals and will not affect the determination of whether a proposal will be approved.

If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions regarding any of the proposals, your broker will nevertheless have the discretion to vote your shares of common stock for the proposals.

Shareholders

Shares of our common stock may be held directly in your own name or may be held through a stockbroker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have received these proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 14, 2007 at 12:00 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 14, 2007 at 12:00 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for Proposal 1, the election of directors, Proposal 2, the approval of majority voting for the election of directors in non-contested elections, or Proposal 3, the ratification of the appointment of our independent registered public accounting firm, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or completing a proxy card or voting instruction card and returning it in the enclosed postage-prepaid envelope. Please refer to the instructions below and on the accompanying proxy card or voting instruction card.

By Mail

You may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in the enclosed postage-prepaid envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of our nominee directors listed beginning on page          of this proxy statement, FOR the approval of majority voting for the election of directors in non-contested elections described beginning on page          of this proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm described beginning on page          of this proxy statement.

Through the Internet

You may vote through the Internet by going to www.investorvote.com and following the instructions. You will need to have your proxy card or voting instruction card available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, May 15, 2007. If you vote through the Internet, you do not need to return your proxy card.

By Telephone

You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your proxy card or voting instruction card available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, May 15, 2007. If you vote by telephone, you do not need to return your proxy card.

Changing Your Vote

You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting you will be given the opportunity to revoke your proxy and vote in person.

Additional Matters

Our Board of Directors (the “Board”) has not received notice of, and knows of no matters, other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

In order to be considered at the 2008 annual meeting of shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws.

Shareholder Proposal

Our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. Such proposals also will need to comply with the Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials if the shareholder would like the proposal to be so included.

Nomination of Candidate for Election as Director

Our by-laws provide that a shareholder may nominate a person for election to our Board, provided the shareholder is entitled to vote for the election of directors at the meeting and has given timely written notice of the nomination to our Secretary.

Timely Notice

In order to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. The date by which shareholder proposals and nominations of candidates for elections as directors must be received by us for inclusion in proxy materials relating to the 2008 annual meeting of shareholders is December __, 2007.

Copy of By-Law Provisions

The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of our by-laws. You may contact our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204 for a copy of these relevant provisions of our by-laws.

Annual Meeting Admission

Either an admission ticket or proof of ownership of our common stock, as well as a form of personal identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must bring a brokerage statement or other proof of ownership with you to the annual meeting, or you may request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock, to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN0102-B323, Indianapolis, Indiana 46204.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Householding Notice

The SEC has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our Annual Report on Form 10-K, proxy statement for our annual meeting of shareholders, any proxy statement we file and deliver in connection with any other meeting of shareholders, any proxy statement combined with a prospectus or any information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card and Notice of Shareholders’ Meeting for each registered shareholder who shares your last name and lives at your home address.

If you object to householding or wish to revoke householding in the future, in order to receive individual copies of these documents, you may write or call our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana, 46204 or telephone (800) 985-0999. You can call the same number or write to the same address if you participate in householding but wish to receive a separate copy of these documents or to request householding if shareholders are receiving multiple copies of the annual report, proxy statement or information statement. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s annual meeting of shareholders. If you would like to opt out of householding for any other shareholders’ meeting that might be scheduled during a given calendar year, we will issue a press release notifying shareholders of the actual deadline for opting out of householding via either of the methods just described. If we do not hear from you, you will be deemed to have consented to the delivery of only one set of these documents to your household. We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

Your participation in this program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. In addition, we have been notified that certain intermediaries, i.e. brokers or banks, will household proxy materials. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will receive a fee of approximately $5,500 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

GOVERNANCE OF THE COMPANY

We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of and have always placed a high priority upon having good corporate governance measures in place. We take great care to ensure that our measures align with the requirements of the Sarbanes-Oxley Act of 2002, the rules promulgated by the SEC and the listing standards of the New York Stock Exchange (“NYSE”).

We believe it is important to disclose to you a summary of our major corporate governance practices. Over the past several years, we have enhanced our corporate governance practices in a number of important ways, and we continually seek out best practices to promote a high level of performance from the Board and management.

Among the practices we adhere to are the following:

•	We have adopted Corporate Governance Guidelines, which are set forth in Appendix I to this proxy statement;

•	A majority of our Board is comprised of independent directors;

•	Only independent directors serve on the Audit, Compensation and Governance Committees;

•	Non-employee directors meet periodically in executive session without management present;

•

A Presiding Director presides at the executive sessions of independent directors, as well as various other duties; the Presiding Director position rotates annually among the Chairpersons of each of the Governance Committee, Audit Committee, Compensation Committee and Planning Committee;

•	The lead partner of our independent registered public accounting firm is rotated at least every five years;

•	The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at our expense;

•	The Board, each standing committee and each director annually conduct self-evaluations;

•

The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation; all directors have attended at least eight hours of accredited educational programs within the past two years; and

•	The Board and our executive officers, associates and external business partners are governed by our Standards of Ethical Business Conduct.

In addition, a current version of our Corporate Governance Guidelines, our Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.wellpoint.com under the Corporate Governance tab, and are available in print upon request to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

We will continue to assess and refine our corporate governance practices and share them with you.

BOARD AND COMMITTEE MEMBERSHIP

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

As permitted by the rules of the NYSE, our Board has adopted categorical standards to assist it in making determinations of independence and whether or not a director has a material relationship with us. These categorical standards are set forth in Appendix II to this proxy statement and are available on our website at www.wellpoint.com under the Corporate Governance tab.

Our Board has determined that each of the following directors meets these standards, has no material relationship with us and is “independent” as defined by the NYSE listing standards: Susan B. Bayh, Sheila P. Burke, William H.T. Bush, Julie A. Hill, Warren Y. Jobe, Victor S. Liss, William G. Mays, Ramiro G. Peru, Jane G. Pisano, Senator Donald W. Riegle, Jr., William J. Ryan, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti.

Meetings and Committees of the Board

During 2006, the Board held nine meetings. The Board met in executive session without management at each of the meetings. During the period in 2006 for which he or she served as a director, each director, other than Mr. Zuccotti, attended at least 75% of the total meetings of the Board and each committee on which he or she served. Mr. Zuccotti attended 71% of the total meetings of the Board and each committee on which he served in 2006. Mr. Zuccotti joined the Board following our acquisition of WellChoice, Inc. (“WellChoice”) at the end of 2005 and he had previously scheduled commitments in 2006 prior to knowing the Board calendar of events. Mr. Zuccotti attended at least 75% of the total meetings of the WellChoice board of directors and each committee on which he served during each calendar year of his tenure on the WellChoice board of directors.

There are five standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board committees as of March 1, 2007.

Directors	Executive Committee	Audit Committee	Compensation Committee	Governance Committee	Planning Committee
Lenox D. Baker, Jr., M.D.					X
Susan B. Bayh				X
Sheila P. Burke			X
William H.T. Bush	X			X	X*
Larry C. Glasscock	X*
Julie A. Hill				X	X
Warren Y. Jobe	X	X*
Victor S. Liss		X
William G. Mays		X
Ramiro G. Peru		X
Jane G. Pisano			X		X
Donald W. Riegle, Jr.			X	X
William J. Ryan	X		X*
George A. Schaefer, Jr.		X
Jackie M. Ward	X		X	X*
John E. Zuccotti				X

_______________________

*Signifies Chairperson of the Committee

Set forth below are the primary responsibilities of each of the committees.

The Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct. See “Audit Committee Report.”

A copy of the Audit Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Audit Committee met 11 times during 2006. At six of the eleven meetings, the Audit Committee met separately with management, the senior vice president of internal audit and the independent registered public accounting firm.

The current members of the Audit Committee are: Warren Y. Jobe (Chairperson), Victor S. Liss, William G. Mays, Ramiro G. Peru and George A. Schaefer, Jr. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

The Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are to be determined by the Compensation Committee in its sole discretion) and other employees (except to the extent delegated by the Board to another committee of the Board). One of the duties and responsibilities of the Compensation Committee is to set the compensation level of the CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers. In addition, the Compensation Committee has directly engaged Watson Wyatt Worldwide (“Watson Wyatt”), an outside compensation consultant, to assist in the evaluation of CEO and executive officers compensation, as authorized under its charter. The consultant reports directly to the Compensation Committee. The consultant regularly participates in committee meetings and advises the committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The Compensation Committee also engaged Frederic W. Cook and Company (“Frederic W. Cook”), an outside compensation consultant, to assist in the evaluation of executive officers compensation during the first quarter of 2006.

A copy of the Compensation Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Compensation Committee met eight times during 2006. At six of the eight meetings, the Committee met in executive session without management.

The current members of the Compensation Committee are: William J. Ryan (Chairperson), Sheila P. Burke, Jane G. Pisano, Senator Donald W. Riegle, Jr., and Jackie M. Ward. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934 and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members was involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as our former officer or associate.

The Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines.

A copy of the Governance Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Governance Committee met six times during 2006. At five of the six meetings, the Committee met in executive session without management.

The current members of the Governance Committee are: Jackie M. Ward (Chairperson), Susan B. Bayh, William H.T. Bush, Julie A. Hill, Senator Donald W. Riegle, Jr. and John E. Zuccotti. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

For a description of the requirements regarding shareholder nominations and other proposals at annual meetings, see “Shareholder Proposals and Nominations for Next Year’s Annual Meeting” beginning on page 3.

Director Qualifications

The Governance Committee will look for candidates who possess qualifications that meet our strategic needs; possess high personal values, judgment and integrity; have an understanding of our business and the regulatory and policy environment in which we operate; and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company. In particular, the Governance Committee will look for candidates with special and diverse experience in areas such as management of public companies, entrepreneurial companies, and large companies, investment banking and banking industry experience, health care industry experience, public relations and mass marketing experience, accounting and audit experience, clinical health experience and technology and e-commerce experience. The candidates should be committed to enhancing shareholder value, should have sufficient time to carry out their duties and should be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates for nominees, including candidates submitted by shareholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our by-laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

The Planning Committee

The Planning Committee assists the Board in discharging its responsibilities related to various strategic issues, such as our long-term plans, mergers and acquisitions, emerging trends and emerging technology.

A copy of the Planning Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Planning Committee met five times during 2006.

The current members of the Planning Committee are: William H.T. Bush (Chairperson), Lenox D. Baker, Jr., M.D., Julie A. Hill and Jane G. Pisano.

The Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee assists the Board in discharging its responsibilities related to an emergency and long-term succession plan for our CEO and executive officers.

A copy of the Executive Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Executive Committee met six times during 2006.

The current members of the Executive Committee are: Larry C. Glasscock (Chairperson), William H.T. Bush, Warren Y. Jobe, William J. Ryan and Jackie M. Ward.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at boardofdirectors@wellpoint.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Presiding Director. Individuals may also communicate with the Board by submitting a letter to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the principal committees by submitting an e-mail to:

Chairperson of the Audit Committee: auditchair@wellpoint.com

Chairperson of the Compensation Committee: compensationchair@wellpoint.com

Chairperson of the Governance Committee: governancechair@wellpoint.com

The process for collecting and organizing security holder communications, as well as similar or related activities, has been approved by a majority of the independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	medical claims inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication must be made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members attend each annual meeting of shareholders. All members of the Board at the time attended the 2006 annual meeting of shareholders, except for Messrs. Peru and Zuccotti who were unable to attend.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of our outstanding common stock). The policy covers any related person transaction that involves amounts exceeding $100,000 in any calendar year and in which a related person has a direct or indirect material interest.

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee will periodically review and assess the on-going transactions to ensure compliance with the Governance Committee’s guidelines and that the transactions remain appropriate.

Current Transactions

Dr. Lenox D. Baker, Jr., a member of our Board, is a cardiac and thoracic surgeon and is the President of Mid-Atlantic Cardiothoracic Surgeons, Ltd., which is a provider in our network. Dr. Baker is one of nine doctors associated with Mid-Atlantic Cardiothoracic Surgeons, Ltd. For the years ended December 31, 2005 and 2006, we made payments in the amount of approximately $1,155,050 and $1,053,037, respectively, to this practice for reimbursement of claims. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other corporations or financial institutions whose officers or directors are also our directors. Transactions with such corporations and financial institutions are conducted on an arm’s length basis, and in 2006, such transactions did not impair the independence of our independent directors. In 2006, all of these transactions were deemed to be pre-approved by the Governance Committee consistent with the above policy.

STANDARDS OF ETHICAL BUSINESS CONDUCT

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, management and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.wellpoint.com under the Corporate Governance tab, and is available in print upon request to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

Everyone is expected to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.wellpoint.com under the Corporate Governance tab and otherwise disclosed as required by law. During fiscal year 2006, there were no waivers of the Code for any of our directors, our Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

[To be included in Definitive Proxy Statement]

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2007, the number of shares of our common stock beneficially owned by:

•	each of our directors,

•

each of our CEO, CFO and five other most highly compensated executive officers during 2006, two of whom were not executive officers as of December 31, 2006 (collectively, the “Named Executive Officers”),

•	all directors and executive officers as a group, and

•	each person known by us to own beneficially more than five percent of our common stock.

Except as otherwise indicated below, each individual owns such shares of common stock directly with sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of January 31, 2007.

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned (1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Larry C. Glasscock	Chairman of the Board, President and Chief Executive Officer	1,303,697	(2)	77,362	1,381,059	*
Lenox D. Baker, Jr., M.D	Director	109,295	(3)	7,122	116,417	*
Susan B. Bayh	Director	1,430		7,122	8,552	*
Sheila P. Burke	Director	121,800	(4)	7,210	129,010	*
William H.T. Bush	Director	90,046	(5)	7,122	97,168	*
Julie A. Hill	Director	71,016	(6)	7,210	78,226	*
Warren Y. Jobe	Director	20,750	(7)	7,122	27,872	*
Victor S. Liss	Director	17,544	(8)	7,674	25,218	*
William G. Mays	Director	47,744	(9)	7,674	55,418	*
Ramiro G. Peru	Director	39,214	(10)	7,122	46,336	*
Jane G. Pisano	Director	39,680	(11)	7,122	46,802	*
Donald W. Riegle, Jr.	Director	12,544	(12)	7,674	20,218	*
William J. Ryan	Director	20,096	(13)	7,122	27,218	*
George A. Schaefer, Jr.	Director	48,096	(14)	7,122	55,218	*
Jackie M. Ward	Director	89,624	(15)	7,674	97,298	*
John E. Zuccotti	Director	7,866	(16)	5,146	13,012	*
David C. Colby	Vice Chairman, Chief Financial Officer and Executive Vice President	2,310,093	(17)	54,793	2,364,886	*
Joan E. Herman	President and CEO Specialty, Senior and State Sponsored Business and Executive Vice President	275,042	(18)	44,144	319,186	*
Alice F. Rosenblatt	Executive Vice President, Integration and Information Management Officer and Chief Actuary	350,008	(19)	35,998	386,006	*
John S. Watts, Jr.	Group Vice President, President and CEO Commercial and Consumer Business and Executive Vice President	256,524	(20)	64,350	320,874	*
Keith R. Faller	Former Executive Vice President, President and CEO Central Region	145,375	(21)	26,991	172,366	*
Michael A. Stocker, M.D	Former Executive Vice President, President and CEO East Region	42,009	(22)	41,667	83,676	*

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned (1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071 (23)		38,484,860		N/A	38,484,860	6.2%
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104 (24)		55,013,420		N/A	55,013,420	8.9%
All directors and executive officers as a group (27 persons)		5,976,108	(25)	734,653	6,710,761	1.1%

_______________________

*	Less than 1%

(1)	For Named Executive Officers, this number represents shares of restricted stock that had not yet vested as of January 31, 2007. The Named Executive Officers have voting but not investment power over the shares of restricted stock shown as supplementally owned by them. For directors and other executive officers, this number represents unvested restricted stock and/or stock compensation deferred by the individual pursuant to our deferred compensation plans. The directors and executive officers do not have voting or investment power over the shares of our common stock that have been deferred.

(2)	Includes currently exercisable options to purchase 1,133,331 shares of our common stock.

(3)	Includes currently exercisable options to purchase 36,666 shares of our common stock.

(4)	Includes currently exercisable options to purchase 99,200 shares of our common stock.

(5)	Includes currently exercisable options to purchase 74,800 shares of our common stock.

(6)	Includes currently exercisable options to purchase 45,628 shares of our common stock.

(7)	Includes currently exercisable options to purchase 16,232 shares of our common stock.

(8)	Includes currently exercisable options to purchase 16,666 shares of our common stock.

(9)	Includes currently exercisable options to purchase 46,666 shares of our common stock.

(10)	Includes currently exercisable options to purchase 33,947 shares of our common stock.

(11)	Includes currently exercisable options to purchase 24,216 shares of our common stock.

(12)	Includes currently exercisable options to purchase 11,666 shares of our common stock.

(13)	Includes currently exercisable options to purchase 16,666 shares of our common stock.

(14)	Includes currently exercisable options to purchase 46,666 shares of our common stock.

(15)	Includes currently exercisable options to purchase 36,666 shares of our common stock and 108 shares owned by Ms. Ward’s spouse.

(16)	Includes currently exercisable options to purchase 2,695 shares of our common stock.

(17)	Includes currently exercisable options to purchase 2,016,655 shares of our common stock and 1,823 shares held in Mr. Colby’s 401(k) Plan account.

(18)	Includes currently exercisable options to purchase 191,289 shares of our common stock and 64,934 shares held by the Herman-Rasiej Trust, of which Ms. Herman is a co-trustee and beneficiary.

(19)	Includes currently exercisable options to purchase 273,035 shares of our common stock, 831 shares held in Ms. Rosenblatt’s 401(k) Plan account and 58,207 shares held in a trust of which Ms. Rosenblatt is a co-trustee and beneficiary.

(20)	Includes currently exercisable options to purchase 182,479 shares of our common stock.

(21)	Includes currently exercisable options to purchase 96,109 shares of our common stock and 3,115 shares held in Mr. Faller’s 401(k) Plan account.

(22)	Includes currently exercisable options to purchase 41,490 shares of our common stock.

(23)	The amount shown and the following information was provided by Capital Research and Management Company pursuant to a Schedule 13G/A filed with the SEC on February 12, 2007, indicating beneficial ownership as of December 29, 2006. Capital Research and Management Company is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has indicated that it has sole dispositive power with respect to, and is deemed to be the beneficial owner of, our common stock as a result of acting as an investment adviser to various investment companies.

(24)

The amount shown and the following information was provided by AXA Financial, Inc. and certain of its affiliates pursuant to a Schedule 13G/A filed with the SEC on February 13, 2007, indicating beneficial ownership as of December 31, 2006. The shares listed include (1) 3,946 shares beneficially owned by AXA Investment Managers Paris (France); (2) 14,044 shares beneficially owned by AXA Investment Managers Den Haag; (3) 50,327 shares beneficially owned by AXA Rosenberg Investment Management LLC; (4) 9,000 shares beneficially owned by AXA Framlington; (5) 54,150,551 shares beneficially owned by AllianceBernstein L.P.; and (6) 785,552 shares beneficially owned by AXA Equitable Life Insurance Company. AXA Financial, Inc. has sole voting power with respect to 34,700,236 shares and sole dispositive power with respect to 54,935,743 shares.

(25)	Includes currently exercisable options to purchase 4,893,734 shares of our common stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of 16 directors divided into three classes, with two classes containing five directors each and one class containing six directors. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

Six directors are to be elected at the annual meeting, each to hold office for a term to expire at the 2010 annual meeting of shareholders and until his or her successor is elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Sheila P. Burke, Victor S. Liss, Jane G. Pisano, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti. Each of the nominees for director is presently a director, has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

Vote Required

Election of directors will be determined by the vote of a plurality of the votes cast on such election.

Recommendation

The Board of Directors recommends a vote FOR re-election as directors of

Sheila P. Burke, Victor S. Liss, Jane G. Pisano,

George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti.

Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2007.

NOMINEES FOR DIRECTOR

Three-year term to expire at the Annual Meeting of Shareholders in 2010

Sheila P. Burke, age 56, has been a director of the Company since November 2004. Ms. Burke served on the former board of directors of WellPoint Health Networks Inc. (“WHN”) from April 1997 until WHN’s merger with us in November 2004. Ms. Burke currently is the Smithsonian Institution Deputy Secretary and Chief Operating Officer. She joined the Smithsonian Institution in July 2000, as the Undersecretary for American Museums and National Programs. Ms. Burke is an adjunct faculty member of Georgetown University Public Policy Institute, serves as an adjunct lecturer at the John F. Kennedy School of Government at Harvard University and is a fellow of the school’s Malcolm Wiener Center for Social Policy. From December 1996 until July 2000, Ms. Burke served as an Executive Dean and lecturer on public policy at the John F. Kennedy School of Government, Harvard University. Ms. Burke served as the chief of staff to former Senate Majority Leader Bob Dole from 1986 to 1996 and was elected to serve as secretary of the Senate in 1995. Ms. Burke currently serves as a member of the board of trustees of the University of San Francisco and the American Board of Internal Medicine Foundation and serves as a member of the board of the Kaiser Family Foundation. She is a member of the Medicare Payment Advisory Commission (MedPAC); the Kaiser Commission on the Future of Medicaid and Uninsured; the National Advisory Council at the Center for State Health Policy; and the Institute of Medicine. She also is a director of The Chubb Corporation (property and casualty insurance).

Victor S. Liss, age 70, has been a director of the Company since 2001 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 1997 to May 2003. He was President, Chief Executive Officer, and Vice Chairman of Trans-Lux Corporation (electronics) from 1992 until his retirement in April 2002. Mr. Liss continues to serve as Vice Chairman of the board of directors of Trans-Lux Corporation and is a director of Honey Hill Care Center (nursing care facility), an advisory board member of Sacred Heart University and is Chairman of the Trustees of Norwalk Hospital in Norwalk, Connecticut. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut and New York state CPA societies.

Jane G. Pisano, Ph.D., age 62, has been a director of the Company since November 2004. Dr. Pisano served on the former WHN board of directors from June 2002 until WHN’s merger with us in November 2004. Since November 2001, Dr. Pisano has been President and Director of The Natural History Museum of Los Angeles County. From 1998 until November 2001, she was the Senior Vice President, External Relations of the University of Southern California. From 1994 to 1998, she served as the Vice President, External Relations of the University of Southern California and, from 1991 until 1998, she was the Dean of the University of Southern California’s School of Public Administration. She also serves as the President of the John Randolph Haynes and Dora Haynes Foundation.

George A. Schaefer, Jr., age 61, has been a director of the Company since 2001 and a director of Anthem Insurance from 1995 to May 2003. He has been Chief Executive Officer of Fifth Third Bancorp since 1990 and will retire from such position on April 17, 2007. Mr. Schaefer is the Chairman of the Board of Fifth Third Bancorp and will continue in such role following his retirement as Chief Executive Officer. He is also a director or trustee of Ashland, Inc. (petroleum and chemical business), Kenton County Airport, the Greater Cincinnati Chamber of Commerce, the Cincinnati Institute of Fine Arts and the Health Alliance of Greater Cincinnati.

Jackie M. Ward, age 68, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Ms. Ward served on the former Trigon Healthcare, Inc. board of directors from 1993 until its merger with us in July 2002. She was a founder and served as President, Chief Executive Officer and Chairman of Atlanta-based Computer Generation Incorporated (software developer) (“CGI”) from 1970 to 2000. Since December 2000, Ms. Ward has served as the retired Chief Executive Officer of Intec Telecom Systems PLC (telecom software), which purchased CGI. Ms. Ward is a director of Bank of America Corporation, Equifax, Inc. (information management), Flowers Foods, Inc. (distribution), Sanmina-SCI Corporation (electronics manufacturing services) and SYSCO Corporation (food distribution).

John E. Zuccotti, age 69, has been a director of the Company since December 2005. Mr. Zuccotti served on the former WellChoice board of directors from August 2002 until WellChoice’s acquisition by us in December 2005. Mr. Zuccotti also served as a director of Empire HealthChoice, Inc., an affiliate of WellChoice, from October 1999 until November 2002. Mr. Zuccotti has been Chairman of Brookfield Properties Corp., a real estate development company, since 1997. Since 1998, Mr. Zuccotti has also been of Counsel in the real estate department of Weil, Gotshal & Manges LLP. Mr. Zuccotti serves on the boards of seven of the Dreyfus funds of the Dreyfus Investment Corporation. He also is a director of the Doris Duke Foundation, New York Bank & Trust, the New York Visiting Nurse Service and Columbia University.

DIRECTORS CONTINUING IN OFFICE

Term expiring at the Annual Meeting of Shareholders in 2008

William H.T. Bush, age 68, has been a director of the Company since November 2004. Mr. Bush served on the former WHN board of directors from January 2002 until WHN’s merger with us in November 2004. Mr. Bush had been elected a director of WHN upon completion of its merger with RightCHOICE Managed Care, Inc., where Mr. Bush had served as a director from April 1994 to January 2002. He served on the Blue Cross and Blue Shield of Missouri board of directors from 1989 to 1994. Mr. Bush is the Chairman of the Board of Bush-O’Donnell & Company, Inc. of St. Louis (an investment management and financial advisory firm), which he founded in 1986. Prior to 1986, Mr. Bush served as President and as a director of The Boatmen’s National Bank of St. Louis. Mr. Bush is a director of Maritz, Inc. (performance improvement, travel and management research) and the Lord Abbett Family of Mutual Funds (mutual funds). He is also a director of the St. Louis Community Foundation and the Regional Business Council.

Warren Y. Jobe, age 66, has been a director of the Company since November 2004. Mr. Jobe served on the former WHN board of directors from March 2001 until WHN’s merger with us in November 2004. Mr. Jobe was elected a director of WHN upon completion of its merger with Cerulean Companies, Inc. (“Cerulean”) in 2001. Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. He is retired. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. Mr. Jobe was Executive Vice President and Chief Financial Officer of Georgia Power Company from 1982 to 1998, during which time he was also a member of its board of directors. Mr. Jobe is a director of UniSource Energy Corporation (an electric and gas utility holding company) and HomeBanc Corp. (residential mortgage company) and is trustee of STI Classic Funds (mutual funds). He also is a member of the board of trustees of Oglethorpe University and a trustee for the Tull Charitable Foundation. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

William G. Mays, age 61, has been a director of the Company since 2001 and a director of Anthem Insurance from 1993 to May 2003. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility) and First Indiana Corporation (bank holding company). He is also a director of United Way of Central Indiana, the Indiana University Foundation, the Indianapolis Chamber of Commerce, Central Indiana Corporate Partnership and the National Minority Supplier Development Council.

Senator Donald W. Riegle, Jr., age 69, has been a director of the Company since 2001 and a director of Anthem Insurance from 1999 to May 2003. In April 2001, he joined APCO Worldwide (communications consulting) as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. Senator Riegle is a director of Rx Optical (eye care and visual products) and Stillwater Mining Company (mining company).

William J. Ryan, age 63, has been a director of the Company since 2001 and a director of Anthem Insurance from 2000 to May 2003. Mr. Ryan served as Chairman of the Board of the former Blue Cross Blue Shield of Maine until its acquisition by us in 2000. He has served as Chairman of TD Banknorth Inc. since 1990 and served as President of TD Banknorth Inc. from 1990 to March 2007. Mr. Ryan is a director of UnumProvident Corporation (life, long-term care and supplemental insurance company). He also serves as a trustee of Colby College and the Libra Foundation. Mr. Ryan is also on the board of advisors at the University of New England and is a member of the Federal Reserve Advisory Council.

Term expiring at the Annual Meeting of Shareholders in 2009

Lenox D. Baker, Jr., M.D., age 65, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Dr. Baker had served on the former Trigon Healthcare, Inc. board of directors from 1985 until its merger with us in July 2002. He is a cardiac and thoracic surgeon, and has been President of Mid-Atlantic Cardiothoracic Surgeons, Ltd. since 1979. Dr. Baker is a trustee of Johns Hopkins University and a member of the board of trustees of Johns Hopkins Medicine (which includes Johns Hopkins Hospital and Health System), as well as serving as a trustee for the Hermitage Foundation Museum.

Susan B. Bayh, age 47, has been a director of the Company since 2001 and a director of Anthem Insurance from 1998 to May 2003. Ms. Bayh was a Distinguished Visiting Professor in the College of Business Administration at Butler University from 1994 until 2004. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Ms. Bayh is a director of Dendreon Corporation (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (telecommunications), Nastech Pharmaceutical Company Inc. (biopharmaceutical company) and Dyax Corporation (biopharmaceutical company).

Larry C. Glasscock, age 58, has served as our Chairman of the Board since November 2005, as our President and Chief Executive Officer and as a director of the Company since 2001 and as President and Chief Executive Officer and a director of Anthem Insurance since 1999. On June 1, 2007, Mr. Glasscock will retire as our President and Chief Executive Officer but will continue to serve as our Chairman of the Board. He joined Anthem Insurance in April 1998 as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 1999 and Chief Executive Officer in October 1999. Mr. Glasscock also served as our Chairman of the Board from May 2003 until the WHN merger in November 2004. Prior to joining Anthem Insurance, Mr. Glasscock served as Chief Operating Officer of CareFirst, Inc. (not-for-profit health benefits company) from January 1998 to April 1998. Mr. Glasscock was President and Chief Executive Officer of Group Hospitalization and Medical Services, Inc., which did business as Blue Cross Blue Shield of the National Capital Area, from 1993 to January 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he held various executive positions in the banking industry. Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry).

Julie A. Hill, age 60, has been a director of the Company since November 2004. Ms. Hill served on the former WHN board of directors from March 1994 until WHN’s merger with us in November 2004. Ms. Hill has been an independent business consultant since December 2003. Since December 2002, she has been the owner of the Hill Company. From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Ms. Hill was President and Chief Executive Officer of Costain Homes Inc. (home builder) (“Costain”) from January 1991 until November 1998. During 1998, Ms. Hill also served as Chairperson of the Board of Costain. Ms. Hill is also a director of Lend Lease, Ltd. (international retail and residential property group) and Lord Abbett Family of Mutual Funds (mutual funds). She also serves on the Paul Merage School of Business Board, University of California at Irvine and the Orange County Community Foundation Board.

Ramiro G. Peru, age 51, has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. Mr. Peru is Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and has held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is currently a member of the National Board of Advisors for the Eller Graduate School of Management at the University of Arizona and a member of the board of directors of the University of Arizona Foundation.

PROPOSAL NO. 2

APPROVE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN

NON-CONTESTED ELECTIONS

The Board recommends that shareholders approve an amendment to our articles of incorporation to change the voting standard for the election of directors from a plurality to a majority vote standard in non-contested elections.

The Indiana Business Corporation Law (“IBCL”) provides that, unless otherwise provided in a company’s articles of incorporation, directors are elected by a plurality of the votes cast. Our articles of incorporation are silent with respect to the voting standard required in director elections, so our directors are currently elected by a plurality vote; that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority.

In 2006, the Board, acting upon the recommendation of the Governance Committee, adopted a form of majority voting for non-contested director elections, implementing this policy through an amendment to our by-laws. Under this policy, directors continue to be elected by a plurality vote, but a director nominee who receives a greater number of “withhold” votes than “for” votes must immediately tender his or her resignation to the Board. The Governance Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the certification date of the election results.

To further strengthen our commitment to majority voting and enhance director accountability to our shareholders, the Board has authorized, and recommends that shareholders approve, an amendment to our articles of incorporation that would specify that director nominees in a non-contested election would be elected by a vote of the majority of votes cast with respect to the director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” such director. Pursuant to the amendment, shareholders also will be able to abstain with respect to the election of a director; however, abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

Under the IBCL, a standard other than plurality may be used only if it is specified in the articles of incorporation, and shareholders must approve this type of an amendment to the articles of incorporation. If the proposed amendment is approved, a new paragraph will be added to Article VI of our articles of incorporation that reads as follows:

“Section 6.8. Standard for Election of Directors by Shareholders. Except as otherwise set forth in this Article VI, each Director shall be elected by a vote of the majority of votes cast with respect to the Director at any shareholders meeting for the election of Directors at which a quorum is present, provided that if as of the record date for such meeting the number of Director nominees to be considered at the meeting exceeds the number of Directors to be elected, each Director shall be elected by a vote of the plurality of the shares represented in person or by proxy and entitled to vote on the election of Directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted ‘for’ a Director must exceed the number of shares voted ‘against’ such Director.”

If approved, this amendment will become effective upon the filing of articles of amendment of our articles of incorporation with the Indiana Secretary of State. We would make such a filing promptly after the annual meeting if the amendment is approved.

Upon approval of this proposal and the filing of the articles of amendment, the Board will amend our by-laws to conform its director resignation policy to the majority vote standard, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election will tender his or her resignation to the Board. Under the IBCL, an incumbent director who is not re-elected continues to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors. Such a director remains on the Board as a “holdover” director until his or her position is filled by a subsequent shareholder vote or his or her earlier resignation or removal by a shareholder vote or by the Board. The Board will adopt the holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Board will decide whether to accept the resignation in a process similar to the one the Board currently uses pursuant to the existing director resignation policy set forth in our by-laws.

The Board of Directors recommends a vote FOR the proposal to approve majority voting for the election of directors in non-contested elections.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2006. The Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2007 and is submitting this matter to shareholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the Audit Committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

The Board of Directors recommends a vote FOR

the ratification of the appointment of Ernst & Young LLP.

AUDIT COMMITTEE MATTERS

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for professional audit services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2006	2005
Audit fees (1)	$7,686,752	$6,997,038
Audit-related fees (2)	$2,466,174	$1,623,072
Tax fees (3)	$769,464	$115,691
All other fees (4)	$600	$–

_______________________

(1)	Audit fees consisted principally of audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of quarterly financial statements, insurance statutory audits, review of registration statements and periodic reports filed with the SEC, review of purchase accounting and other accounting and reporting consultation.

(2)	Audit-related fees consisted principally of employee benefit plan audits, reviews pursuant to Statement on Auditing Standards No. 70, “Service Organizations,” certain agreed upon procedures primarily over claim processing and other audit-related services.

(3)	Tax fees consisted principally of tax compliance, tax advice and tax planning.

(4)	All other fees represent expenses related to continuing professional education training.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

[To be included in Definitive Proxy Statement]

Audit Committee Report

[To be included in Definitive Proxy Statement]

NON-INCORPORATION

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Audit Committee Report and the Compensation Committee Report contained below in this proxy statement shall not be incorporated by reference in any such filings.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Larry C. Glasscock	58	Chairman of the Board, President and Chief Executive Officer

Mark L. Boxer	47	President and CEO of the Operations, Technology and Government Services and Executive Vice President

Angela F. Braly	45	Executive Vice President, General Counsel and Chief Public Affairs Officer

Randal L. Brown	48	Executive Vice President and Chief Human Resources Officer

David C. Colby	53	Vice Chairman, Chief Financial Officer and Executive Vice President

Wayne S. DeVeydt	37	Senior Vice President, Chief of Staff and Chief Accounting Officer

Marjorie W. Dorr	44	Executive Vice President and Chief Strategy Officer

Joan E. Herman	53	President and CEO Specialty, Senior and State Sponsored Business and Executive Vice President

Randall J. Lewis	44	Executive Vice President, Internal Audit and Chief Compliance Officer

Samuel R. Nussbaum, M.D.	58	Executive Vice President and Chief Medical Officer

Alice F. Rosenblatt	58	Executive Vice President, Integration and Information Management Officer and Chief Actuary

John S. Watts, Jr.	47	Group Vice President, President and CEO Commercial and Consumer Business and Executive Vice President

The ages and positions listed above for each executive officer are as of April 1, 2007.

The following is biographical information for our executive officers:

Larry C. Glasscock See biographical information under “Nominees for Director” at page __.

Mark L. Boxer has served as our President and CEO of the Operations, Technology and Government Services (which includes our National Government Services and Federal Employee Program business units) and Executive Vice President since March 2007. Mr. Boxer served as our Chief Operations and Technology Officer from November 2006 until March 2007, as our Chief Information Officer from November 2005 until November 2006 and has served as Executive Vice President since the merger of WHN with us in November 2004. Mr. Boxer served as Chief Strategy Officer from November 2004 until November 2005. Mr. Boxer has held various executive positions since joining us in 2000. From 1996 to 2000, he was a Senior Vice President of Information Technology and eBusiness with CIGNA Health Care (managed care and indemnity).

Angela F. Braly has served as our Executive Vice President, General Counsel and Chief Public Affairs Officer since April 2005. On June 1, 2007, Ms. Braly will succeed Mr. Glasscock as our President and Chief Executive Officer. Previously, Ms. Braly served as President and CEO of Blue Cross Blue Shield of Missouri (our subsidiary) since August 2003. She joined RightCHOICE Managed Care Inc. in January 1999, then the parent company of Blue Cross Blue Shield of Missouri, as General Counsel, also overseeing government relations. Prior to that Ms. Braly was a partner in the law firm of Lewis, Rice & Fingersh, L.C.

Randal L. Brown has served as Executive Vice President and Chief Human Resources Officer since November 2006. Previously, Mr. Brown served as our Senior Vice President of Human Resources since 2001. Prior to joining us, Mr. Brown served in a variety of human resource leadership roles for Thomson (video products and services), General Electric Corporation and RCA.

David C. Colby has served as our Executive Vice President and Chief Financial Officer since the merger of WHN with us in November 2004. In March 2007, Mr. Colby was also named our Vice Chairman. Mr. Colby had been Executive Vice President and Chief Financial Officer of WHN from September 1997. From April 1996 until joining WHN, Mr. Colby was Executive Vice President and Chief Financial Officer and a director of American Medical Response, Inc. (ambulance services and emergency physician practice management). From July 1988 until March 1996, Mr. Colby was with Columbia/HCA Healthcare Corporation (hospital operator), most recently serving as Senior Vice President and Treasurer. From September 1983 until July 1988, Mr. Colby was Senior Vice President and Chief Financial Officer of The Methodist Hospital in Houston, Texas. Mr. Colby serves on the board of managers of Ardent Health Services LLC (hospital operator).

Wayne S. DeVeydt has served as our Senior Vice President and Chief Accounting Officer since March 2005. In addition, Mr. DeVeydt became Chief of Staff in November 2006. Prior to joining us, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles since 1996, including most recently as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.

Marjorie W. Dorr has served as our Executive Vice President and Chief Strategy Officer since November 2005. Prior to that, Ms. Dorr served as our President and CEO Northeast Region and Corporate Executive Vice President from November 2004 until November 2005 and was President of Anthem East from 2000 to November 2004. She has held numerous executive positions since joining Anthem Insurance in 1991, including Vice President of Corporate Finance; Chief Financial Officer of Anthem Casualty Insurance Group; President and director of Anthem Prescription Management, LLC; and Chief Operating Officer of Anthem Health Plans, Inc. in Connecticut.

Joan E. Herman has served as our President and CEO Specialty, Senior and State Sponsored Business and Executive Vice President since the merger of WHN with us in November 2004. Ms. Herman joined WHN in June 1998 as Executive Vice President, Specialty Division. She has held numerous executive positions since joining WHN in 1998, including Executive Vice President, Senior and Specialty Businesses and Executive Vice President, Senior, Specialty and State-Sponsored Programs Division. Ms. Herman is a member of the Society of Actuaries and the American Academy of Actuaries.

Randall J. Lewis has served as our Executive Vice President, Internal Audit and Chief Compliance Officer since March 2007. Mr. Lewis served as our Senior Vice President, Internal Audit and Chief Compliance Officer from the merger of WHN with us in November 2004 until March 2007. Previously, Mr. Lewis was serving as our Senior Vice President, Internal Audit, Process Improvement, and Chief Compliance Officer since July 2003. Before joining us, he served six years at Wells Fargo & Company (financial services holding company) as managing director of Corporate Development and as executive vice president and chief auditor. Prior to Wells Fargo, Mr. Lewis worked 12 years for General Electric in a variety of finance and operations roles primarily in the company’s financial services subsidiary, GE Capital.

Samuel R. Nussbaum, M.D. has served as our Executive Vice President and Chief Medical Officer since 2001. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis (academic and community integrated health and hospital system) and as Chief Executive Officer of Health Partners of the Midwest (health plan). Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

Alice F. Rosenblatt has served as our Executive Vice President, Integration and Information Management Officer and Chief Actuary since March 2007. Ms. Rosenblatt served as our Executive Vice President, Integration Planning/Implementation and Chief Actuary since the merger of WHN with us in November 2004 until March 2007. Previously, Ms. Rosenblatt had been Executive Vice President, Actuarial and Integration Planning and Implementation, and Chief Actuary of WHN since March 2002. She has held numerous executive positions since joining WHN in 1996, including Senior Vice President, Actuarial and Integration Planning and Implementation and Chief Actuary; Senior Vice President, Integration Planning and Implementation; Senior Vice President, Mergers and Acquisitions Integration and Senior Vice President, Chief Actuary.

John S. Watts, Jr. has served as President and CEO Commercial and Consumer Business and Executive Vice President since November 2006. In March 2007, Mr. Watts was also named our Group Vice President. Previously, Mr. Watts served as our President and CEO National Accounts Strategic Business Unit and Corporate Executive Vice President since the merger of WHN with us in November 2004. Mr. Watts had been Chief Executive and President of Blue Cross Blue Shield of Georgia from January 2003 until November 2004. He has held numerous executive positions since joining WHN in 1995, including Senior Vice President for Blue Cross Blue Shield of Georgia’s Large Group Division, Acting Senior Vice President, UNICARE commercial accounts for WHN’s Large Group Division, eastern, southern and central regions and General Manager of Blue Cross of California’s Large Group Services, key and major accounts.

The above information includes business experience during the past five years for each of our executive officers. Our executive officers serve at the discretion of the Board. There is no family relationship between any of our directors or executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2006, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock, except for late filings disclosed in last year’s proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS

[To be included in Definitive Proxy Statement]

COMPENSATION PLANS

[To be included in Definitive Proxy Statement]

By Order of the Board of Directors

Nancy L. Purcell Secretary

APPENDIX I

WELLPOINT, INC.

CORPORATE GOVERNANCE GUIDELINES

Amended May 17, 2006

I.	Role of the Board of Directors and Management

The Board of Directors (“Board”) of WellPoint, Inc. (the “Company”) is the ultimate decision-making body of the Company except with respect to matters reserved to the shareholders. It oversees and guides the Company’s business through the exercise of its business judgment in what it reasonably believes to be in the best interests of the Company and its shareholders. Within this framework, the Board also considers the interests of other constituents such as members, associates, business partners and the communities in which the Company operates. It selects the Chief Executive Officer (“CEO”) who in turn selects executives (collectively, “Management”) who are charged with the conduct of the Company’s business in a manner that is consistent with the direction provided by the Board and the Standards of Ethical Business Conduct of the Company. Having selected Management, the Board oversees and monitors their performance.

II.	Composition, Selection and Compensation of the Board

A. Size of the Board

The size and composition of the Board should be appropriate for effective deliberation of issues relevant to the Company’s business and related interests and not exceed a number that can function efficiently as a body. Thus, it is the policy of the Company that the size of the Board should be within the range of ten to nineteen members.

B. Independent Directors

It is the policy of the Company that the Board consists of a majority of independent Directors. Independence is determined in accordance with the New York Stock Exchange Listing Standards, as amended from time to time (“Listing Standards”). The Board has adopted categorical standards for the determination of independence of its members as provided in the Listing Standards. Directors have an affirmative obligation to inform the Chairman of the Board, the CEO and the Chairperson of the Governance Committee of any changes in their circumstances or relationships that may impact their designation as independent.

C. Board Membership Criteria

The Governance Committee is responsible for developing and recommending the appropriate skills and characteristics required of Directors in the context of the current make-up of the Board. At a minimum, potential Board members should have personal and professional integrity, business judgment, relevant experience and skill, knowledge of the health care industry or experience with businesses and other organizations and sufficient time and energy to diligently perform their duties. In recommending the potential Board membership criteria to be approved by the Board, the Governance Committee should consider the interplay of the candidate’s experience with the experience of other Board members, conformity with any requirements of the Blue Cross and Blue Shield Association, the extent to which the candidate would be a desirable addition to any committees of the Board and the overall diversity of the Board.

D. Selection of Directors

The Board is responsible for selecting Director nominees and recommending them for election by the shareholders. The Governance Committee will identify individuals believed to be qualified to become Directors and recommend to the Board the nominees to stand for election by the shareholders, or in the case of a vacancy, by the Board.

E. Former Chief Executive Officer’s Board Membership

It is the policy of the Company that when a CEO terminates his or her employment with the Company, he or she should submit a written resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time by the Board. A former CEO serving on the Board will not be considered an independent Director for any “cooling off” period required by the Listing Standards.

F. Directors Who Change Their Present Job Responsibility

It is the policy of the Company that when a Director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the Director will notify in writing the Chairman of the Board, the CEO and the Chairperson of the Governance Committee and will submit a written resignation from the Board at the same time. The Board does not believe that Directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board to review the continued appropriateness of Board membership under these circumstances.

G. Service on Other Boards of Directors

Directors shall limit the number of other public company boards on which they serve to five in order to insure effective service on the Company’s Board. Directors should notify in writing the Chairman of the Board, the CEO and the Chairperson of the Governance Committee in advance of accepting an invitation to serve on the board of another public company, the audit committee of another board or the board of a health care provider.

H. Term Limits

The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an important contribution to the Board.

I. Retirement Age

It is the policy of the Company that a Director may not stand for re-election if he or she has attained the age of 72 prior to the annual meeting of shareholders at which his or her term of office expires. A Director who attains the age of 72 during his or her term may continue as a Director until his or her term ends.

J. Extending the Invitation to a Potential Director to Join the Board

The invitation to join the Board should be extended by the Board itself via the Chairman of the Board, the CEO, and the Chairperson of the Governance Committee.

K. Director Orientation and Continuing Education

The Company has an orientation process for new Directors that includes detailed background material on the Company and meetings with Management. Thereafter, Directors receive materials and briefings on subjects that assist them in discharging their duties and have the opportunity to participate in continuing education programs developed and/or presented by accredited experts.

L. Non-Employee Director Compensation and Board Stock Ownership Guidelines

The Governance Committee will annually review and recommend to the Board the compensation and reimbursement arrangements for non-employee Directors. Directors who are employees of the Company shall not receive any compensation for his or her service on the Board or any Board committee. To create a linkage with shareholders, the Board believes that a meaningful portion of a non-employee Director’s compensation should be provided in common stock. Further, each Director has an obligation to own five times the annual retainer fee in Company common stock at the end of a five year period commencing on the later of the date such Director joined the Board or May 3, 2002.

III.	Board Leadership

A. Selection of Chairman and CEO

It is the policy of the Company that the positions of Chairman of the Board and the CEO may be filled by the same person or by different persons.

B. Presiding Director

The Presiding Director position will be filled by an independent member of the Board and will rotate one time a year immediately following the annual meeting of shareholders among the Chairpersons of the Governance, Audit, Compensation and Planning Committees (so long as such Chairperson is an independent member of the Board).

The Presiding Director will have the following duties and responsibilities:

•	preside at meetings of the Board (including executive sessions) and shareholders in the Chairman’s absence;

•	serve as the liaison between the Chairman and the independent Directors;

•	oversee information sent to the Board;

•	approve meeting agendas and schedules for the Board;

•	have the authority to call meetings of the independent Directors; and

•	be available for consultation and direct communication, if requested by major shareholders.

IV.	Functions of the Board

A. Access to Independent Advisors

The Board believes that access to independent advisors plays an important role in the discharge of its duties and responsibilities. As such, the Board on occasion may select, retain, terminate and approve fees for such independent advisors as it deems appropriate in the discharge of its duties and responsibilities.

B. Interaction with Institutional Investors, Press, Customers, Etc.

The Board believes that Management speaks for the Company. Individual Directors may, from time to time, at the request of Management, meet or otherwise communicate with various constituencies that are involved with the Company. If comments from the Board are appropriate, they should, in most circumstances, come from the Chairman of the Board or the Presiding Director.

C. Access to Senior Management

Directors have complete access to Management and are encouraged to visit the Company facilities and operations.

Furthermore, the Board encourages the CEO, from time to time, to bring associates into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are associates with future potential that the CEO believes should be given exposure to the Board.

D. Annual Self-Evaluation

The Board will annually conduct a self-evaluation and oversee the annual self-evaluation required of the standing committees. In addition, the Board will assess the contribution of individual directors in connection with the renomination process. The evaluations will be based on such objective and subjective criteria as the Board deems appropriate.

V.	Board Meetings

A. Meetings

It is the policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the Board will hold regularly scheduled meetings, at least, four times a year, plus special meetings as the need arises.

B. Selection of Agenda Items for Board Meetings

The Chairman of the Board and the CEO will establish the agenda for each Board meeting. Each Director is encouraged to suggest the inclusion of item(s) on the agenda.

C. Board Materials Distributed in Advance

Information and data that is important to the Board’s understanding of the matters to be considered will be distributed in writing by Management before the Board meets. The Chairman of the Board will facilitate the delivery of information to the Directors.

D. Board Presentations

As a general rule, presentations on specific subjects should be sent to the Board in advance so that Board meeting time may be conserved and discussion time focused on the issues arising from the presentations.

E. Board Attendance and Participation

Directors are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

F. Executive Sessions of Non-Management and Independent Directors

Non-management Directors of the Board will meet in Executive Session at least four times each year. Independent Directors of the Board will meet in Executive Session at least twice a year. The format of these meetings may, in part, include a discussion with the CEO. There will be an opportunity to meet in Executive Session after each regularly scheduled meeting of the Board or Board Committee. Any Director may request an Executive Session.

VI.	Committee Matters

A. Number, Structure and Independence of Committees

The Board may establish committees to assist it discharging its responsibilities in accordance with the Company’s By-Laws. From time to time, the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current five committees are Audit, Compensation, Executive, Governance, and Planning. The duties and responsibilities of the committees are set forth in the Company’s By-Laws and committee charters. The Audit, Compensation and Governance Committees will consist solely of independent Directors as determined by the Board consistent with the Categorical Standards and the Listing Standards. In addition, members of the Audit Committee will meet the independence and financial knowledge standards of the Securities and Exchange Commission, and at least, one member will be an “audit committee financial expert”. No member of the Audit Committee will serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair his or her ability to effectively serve on the Audit Committee.

B. Assignment and Rotation of Committee Members

The Board believes that there should be periodic rotation of committee membership among Directors. However, there may be reasons at a given point in time to maintain an individual Director’s committee membership for a long period.

C. Frequency and Length of Committee Meetings

The Chairperson of the committee, in consultation with the members of the committee, will determine the frequency and length of the meetings of the committee.

D. Committee Agenda

The Chairperson of the committee, in consultation with the members of the committee and Management, will develop the committee’s agenda.

VII.	Leadership Development

A. Formal Evaluation of the CEO

The Compensation Committee will conduct an annual evaluation of the CEO’s performance and may take into consideration any input from the Board. The results will be communicated to the Board and the CEO by the Chairperson of the Compensation Committee. The evaluation will be based on criteria established by the Compensation Committee, which may also take into consideration any input from the Board. The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the CEO.

B. Succession Planning for the CEO

The Board plans for succession to the position of the CEO. To assist the Board, there will be available, on a continuing basis, the CEO’s recommendations for (i) a successor in the event of the retirement of the CEO and (ii) an interim successor in the event of the death, disability, or other emergency or termination of the CEO.

C. Management Development and Succession Planning

There will be a periodic report to the Board by the CEO on the Company’s program for the development and succession planning for Management.

D. Management Stock Ownership Guidelines

To create a linkage with shareholders, the Board believes that Management should own a meaningful amount of common stock of the Company. Thus, the Board has adopted Stock Ownership Guidelines that require the CEO to own five times his or her base salary at the end of a five year period commencing on the later of the date he or she became CEO or May 3, 2002. Other members of Management have a similar requirement that varies from one and one-half to three times the person’s base salary depending upon his or her position.

VIII.	Standards of Ethical Business Conduct and Reporting of Irregularities

A. Personal Loans

The Company will not extend credit or arrange for the extension of credit in the form of a personal loan to Directors or Management.

B. Standards of Ethical Business Conduct

The Company has adopted Standards of Ethical Business Conduct (the “Standards”) for Directors, Management and other associates of the Company. The purpose of the Standards is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Standards are posted on the Company’s web site.

Everyone is expected to act in accordance with the requirements of the Standards. Waivers of the Standards for any Director, the CEO, the Chief Financial Officer and other Executive Officers may only be made by the Board or by a Board committee composed of independent Directors. Any such waiver will be posted on the Company web site and otherwise disclosed as required by law.

C. Reports of Irregularities

Any reports of concerns regarding accounting, internal auditing controls, auditing matters or other irregularities or concerns, will be brought to the attention of the Chairperson of the Audit Committee. These reports may be anonymous if made using the Corporate Compliance HelpLine (877) 725-2702. The Chairperson of the Audit Committee will report periodically to the Board of Directors concerning these matters.

These Corporate Governance Guidelines are reviewed by the Governance Committee and the Board from time to time. Matters of corporate governance and changes to these guidelines will be made by a vote of the independent Directors.

APPENDIX II

STANDARDS OF INDEPENDENCE

A. The following individuals shall not be deemed an “independent” director of the Company:

1. A director who is an employee or whose immediate family member is an executive officer of the Company until three years after the end of such employment relationship;

2. A director who receives or whose immediate family member receives more than $100,000 per year in direct compensation from the Company (other than director or committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3. A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company until three years after the end of either the affiliation or the employment or auditing relationship;

4. A director who is employed or whose immediate family member is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee until three years after the end of such service or employment relationship; or

5. A director who is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to or receives payments from the Company for property or services in an amount which in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

The three-year “look back” period reference in paragraphs 1 through 5 shall be implemented consistent with the NYSE Listing Standards transition provisions.

II-1

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 15, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ê

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. To elect six members of the Board of Directors for three-year terms.

Director Nominees:	01 - Sheila P. Burke	02 - Victor S. Liss	03 - Jane G. Pisano, Ph.D.	+

	04 - George A. Schaefer, Jr.	05 - Jackie M. Ward	06 - John E. Zuccotti

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05	06
☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To approve majority voting for the election of directors in non-contested elections.	☐	☐	☐	3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2007.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
/ /

Annual Meeting of Shareholders

120 Monument Circle, Indianapolis, IN 46204

Wednesday, May 16, 2007

Registration and Seating Available at 9:00 a.m. Eastern Daylight Time

Meeting Begins at 10:00 a.m. Eastern Daylight Time

Upon arrival, please present this admission ticket and photo identification at the registration desk.

ÚIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Ú

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2007

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 16, 2007. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of the Company’s nominee directors, FOR the approval of majority voting for the election of directors in non-contested elections, FOR the ratification of the appointment of the independent registered public accounting firm, and in the discretion of the proxy holder on any other matter which may properly come before the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Angela F. Braly and David C. Colby, or either of them, as proxies, with the power to appoint substitutes, to vote your shares of common stock of WellPoint, Inc., that you would be entitled to cast if personally present at the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to the plan Trustee as to the number of shares of Common Stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by May 14, 2007 at 12:00 p.m. Eastern Daylight Time. You may also revoke previously given voting instructions by May 14, 2007 at 12:00 p.m. Eastern Daylight Time, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy by telephone or through the Internet in accordance with the instructions below. However, if you wish to vote by mail, just complete, sign, and date the reverse side of this card and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.econsent.com/wlp

Please mark, date and sign on the reverse side.